Exhibit 99.1

EXX INC
Suite 689
1350 East Flamingo Road
Las Vegas, NV   89119

EXX INC ANNOUNCES NLRB DECISION AGAINST ITS NEWCOR SUBSIDIARY

Las Vegas, NV  September 27, 2007-EXX INC (Amex EXX-A and EXX-B) today announced that the Detroit, Michigan Regional Office of the National Labor Relations Board (“NLRB”) issued a recommended notice of compliance determination on September 25, 2007 with respect to the Newcor Bay City Division of EXX’s Newcor subsidiary in favor of approximately 32 UAW members, recommending a total of approximately $1.9 million in back pay, benefits, and interest to the 32 individuals.  The NLRB’s notice of compliance determination relates to a previously disclosed unfair labor practice charge filed by the UAW following implementation of a final contract offer.

Newcor intends to vigorously contest this recommendation through the administrative procedures of the NLRB and, if necessary, the federal court system.  There will be a hearing before an NLRB administrative Law Judge after the Regional Office issues its final compliance specification.  The Administrative Law Judge will issue a decision on the specification, which can be appealed to the National Labor Relations Board in Washington, D.C.   The NLRB will rule on an appeal from the Administration Law Judge’s decision.  The NLRB’s decision can be appealed to a federal court of appeals.

As a result of the determination and although it continues to deny any and all liability, Newcor will accrue a $2.0 million charge (including anticipated costs of contesting the decision) in the third quarter of 2007.  It is anticipated that this charge will result in EXX incurring a net loss in the third quarter of 2007.

The above results of operations may contain certain forward-looking statements which are covered under the safe harbor provisions of the Private Securities Legislation Reform Act of 1995 with respect to the Company’s future financial performance.  Although EXX INC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized.  Forward-looking statements involve known and unknown risks which may cause EXX INC’s actual results and corporate developments to differ materially from those expected.  Factors that could cause results and developments to differ materially from EXX INC’s expectations include, without limitation: EXX’s ability to continue to access funding for its operations; the cyclical nature of the industries served by EXX, all of which have encountered significant downturns in the past; the level of production by and demand from EXX's principal customers upon which EXX is substantially dependent; whether, when and to what extent expected orders materialize; whether EXX will be able to successfully launch new programs; the impact on EXX of actions by its competitors, some of which are significantly larger and have greater financial and other resources than EXX; and developments with respect to contingencies, including environmental matters, litigation and retained liabilities from businesses previously sold by EXX; changes in manufacturing and shipment schedules; delays in completing plant construction and acquisitions, labor disturbances, new product and technology developments, competition within each business segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks.